Exhibit (c)(xii)

 STRICTLY CONFIDENTIAL  Project Kona  Fairness opinion analysis  February 26, 2026  Exhibit (c)(xii)

 STRICTLY CONFIDENTIAL  Disclaimer  1. Section name  This presentation was prepared by Rothschild & Co US Inc. (“Rothschild & Co”) on a confidential basis for the benefit and internal use of the Special Committee (the “Special Committee”) of the Board of Directors of KORE Group Holdings, Inc. (the “Company” or “Kona”) in the context of the Special Committee’s consideration of the matters described herein.  In creating this presentation, Rothschild & Co has relied upon information that is publicly available or which was provided to Rothschild & Co by or on behalf of the Company’s management, including, without limitation, management operating and financial forecasts or projections. Such information involves numerous significant assumptions and subjective determinations that may or may not be correct. Rothschild & Co has not assumed any responsibility for independent verification of any of such information contained herein, including, but not limited to, any forecasts or projections set forth herein, and Rothschild & Co has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such forecasts or projections.  Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof, all of which are subject to change. Rothschild & Co does not have any obligation to update, bring-down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future.  Nothing contained herein shall be deemed to be a recommendation from Rothschild & Co to any party, including without limitation, any security holder of the Company, to enter into any transaction or to take any course of action. By accepting these materials, the Special Committee acknowledges that Rothschild & Co is not in the business of providing (and the Special Committee is not relying on Rothschild & Co for) legal, tax or accounting advice, and the Special Committee should receive (and rely on) separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities.  Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors of the Company, the Company or the Company’s security holders.  In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in any transaction.  This presentation is confidential and was not prepared with a view to public disclosure or filing thereof under state or federal securities laws or otherwise. This presentation may not be copied by,  or disclosed or made available to, any person without the prior written consent of Rothschild & Co.  This presentation was not prepared for use by readers not as familiar with the business and affairs of the Company as the Special Committee, and accordingly, Rothschild & Co does not take any responsibility for the accuracy or completeness of any material if used by persons other than the Special Committee.  2

 STRICTLY CONFIDENTIAL  Contents  Executive summary  Overview of Standalone LTP  Valuation perspectives  Appendix – Valuation supplement  4  10  13  16

 1  Executive summary

 STRICTLY CONFIDENTIAL  Rothschild & Co engagement  5  Rothschild & Co US Inc. (“Rothschild & Co” or “We”) has been engaged by the Special Committee (the “Special Committee”) of the Board of Directors of Kona (the “Company”) as financial advisor in connection with advising the Special Committee with respect to a potential transaction (the “Transaction”) proposed by Samoa (together with its affiliated investment funds) and Amelia (collectively, with Samoa, referred herein as the “Samoa Group”) as well as in evaluating potential strategic alternatives to the Transaction, and if requested by the Special Committee, rendering an opinion to the Special Committee as to the fairness, from a financial point of view, to the Disinterested Stockholders (as defined in the Draft Merger Agreement, dated February 26, 2026 (the “Agreement”)) of the consideration payable to the Disinterested Stockholders in the Transaction.  To this end, these materials focus on the following:  Review of Kona’s Standalone LTP (as defined below)  Valuation analysis of Kona  In connection with our engagement, Rothschild & Co has, among other things:  At the direction of the Special Committee, utilized financial forecasts for Kona, prepared and provided by Kona’s management team (“Management”) and confirmed and approved for Rothschild & Co’s use by Management and by the Special Committee on February 19, 2026 (the “Standalone Long Term Plan” or “Standalone LTP”)  Held discussions with the Special Committee regarding:  The Transaction;  Past and current business operations and financial condition and prospects of Kona, including the Standalone LTP and the financial implications  thereof;  Strategic alternatives available to the Company; and  Certain other matters believed necessary or appropriate to our inquiry  Held discussions with key members of Management on a regular basis over the course of our engagement  1.1SITEUxAeTcIOuNtiOvVeEsRuVmIEmWary

STRICTLY CONFIDENTIAL

1 Executive summary

Deal Terms overview (1 of 2)

$726m sale of Kona to the Samoa Group

Target	Kona
Acquiror	Samoa Group
Purchase price	$9.25 per share ("Merger Consideration")
Premium	691% premium to the unaffected price of $1.17[1] 132% premium to the $3.98 share price prior to the initial Samoa Group offer[2] 82% premium to current share price of $5.09[3]
Form of consideration	All cash
Financing	▪ No financing contingency; transaction funded via equity provided by Samoa pursuant to an equity commitment letter and debt pursuant to a debt commitment underwritten by certain financial institutions
Shareholder approval	▪ "Requisite Company Stockholder Approval," which consists of approval from a majority of the outstanding shares entitled to vote and a majority of votes cast by Disinterested Stockholders at the company stockholders meeting
Conditions	▪ Requisite Company Stockholder Approval obtained ▪ Regulatory approvals obtained ▪ No government order enjoining or prohibiting closing ▪ Mutual bring-down conditions for satisfaction of each party's reps, warranties and covenants ▪ No material adverse effect on Kona
"No shop"	▪ Generally, prevents the Company from soliciting or engaging in discussions concerning alternative offers, subject to exceptions ▪ If the Company determines an alternative offer is superior, the Company can change its recommendation and/or terminate to pursue such offer
Termination fee	▪ Kona to pay the Samoa Group a termination fee equal to $7.2m in the event of termination of the agreement in order to enter into a transaction deemed a superior proposal ▪ Samoa Group to pay Kona a termination fee equal to $12m in the event of termination of the agreement under specific circumstances, including failure to close due to failure to obtain financing or other breaches by Samoa Group, or Samoa Group's failure to timely close while all closing conditions are satisfied or waived

Sources: FactSet (as of February 25, 2026), Agreement

Notes:

1. Unaffected date as of December 18, 2024, the day prior to Samoa's 13D filing
2. Initial Samoa Group offer announced on November 4, 2025
3. As of February 25, 2026

6

STRICTLY CONFIDENTIAL

1 Executive summary

Deal Terms overview (2 of 2)

691% premium to the unaffected price of $1.17 and 132% premium to the $3.98 share price the day prior to the initial Samoa Group offer

Implied enterprise value *($m, except per-share data)*

Samoa Group proposed price per share	**$9.25**
(x) Fully diluted shares outstanding[1]	19
Implied Kona equity value (excl. Samoa warrants)	**$177**
(+) WhiteHorse term loan[2]	$181
(+) Backstop notes[2]	120
(+) Samoa preferred[3]	275
(-) Cash[2]	(27)
Implied enterprise value	**$726**

Implied multiples

	Metric ($m)	Multiple (x)
Standalone LTP[5]		
EV / 2025A Adj. EBITDA	$63	11.5x
EV / 2026E Adj. EBITDA	$63	11.5x
EV / 2027E Adj. EBITDA	$74	9.8x
Consensus[6]		
EV / 2025E Adj. EBITDA	$61	11.8x
EV / 2026E Adj. EBITDA	$71	10.2x

Implied premia

	Benchmark	Current (02/25/2026): $5.09	The Samoa Group proposal: $9.25
Unaffected (December 18, 2024)	$1.17	335%	691%
Close prior to initial Samoa Group offer (November 3, 2025)	$3.98	28%	132%
Current (February 25, 2026)	$5.09	-	82%
1-month VWAP after 13D (December 18, 2024)[4]	$3.30	54%	180%
3-month VWAP after 13D (December 18, 2024)[4]	$3.20	59%	189%
6-month VWAP after 13D (December 18, 2024)[4]	$3.15	62%	194%
1-month VWAP (January 27, 2026)[4]	$4.99	2%	85%
3-month VWAP (November 28, 2025)[4]	$4.67	9%	98%
6-month VWAP (August 25, 2025)[4]	$4.34	17%	113%
52-week high (February 2, 2026)	$5.29	(4%)	75%
52-week low (September 10, 2025)	$2.00	155%	363%

Sources: Standalone LTP, company filings, press releases, FactSet (as of February 25, 2026), Management, Samoa 13D filings, Agreement

Notes:

1. Current FDSO includes 17.6m common shares and 1.5m RSUs as of February 25, 2026, per Management
2. Balance sheet as of December 31, 2025, as per Management. WhiteHorse term loan and Backstop notes gross of discounts and deferred debt issuance costs
3. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025, per Management
4. Calendar day VWAP
5. Projected metrics per Standalone LTP
6. EV / Adj. EBITDAs based on broker consensus estimates per FactSet (as of February 25, 2026)

7

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  Dec ’24 Samoa files an amended 13D indicating it may seek to further invest in or  acquire Kona  -  2.0x  4.0x  6.0x  8.0x  10.0x  12.0x  14.0x  16.0x  $5.00  $10.00  $15.00  $20.00  $25.00  $30.00  $35.00  $40.00  $45.00  $50.00  Jan-26  Dec ’24 NYSE accepts plan to regain compliance with listing standards  1 Executive summary  Mar ’23 Announces acquisition of  Twilio’s IoT  business unit  Jun ’24  1:5 reverse stock split  Nov ’24 Completes operational  restructuring  plan  Nov ’23 Kona reports strategic investment  from Samoa disclosing 12.0%  ownership3  Apr ’24  CEO  transition  Feb ’22 Announces acquisition of  Business Mobility Partners & SIMON  Kona historical trading performance  Merger Consideration represents a 691% premium to the unaffected price of $1.17 and 132%  premium to the $3.98 share price prior to the initial Samoa Group offer  Sources: Company filings, FactSet (as of February 25, 2026), press releases, Samoa 13D filings, Agreement  Notes:  Current FDSO includes 17.6m common shares and 1.5m RSUs as of February 25, 2026, per Management. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025, per Management  EV / NTM Adj. EBITDA based on broker consensus estimates per FactSet (as of February 25, 2026)  Ownership percentage calculated including the 2.4m warrants issued to Samoa, per Management  Kona stock price and NTM Adj. EBITDA multiple since 2021 de-SPAC1  Stock price ($ actuals)  Historical NTM trading multiple (x)  Stock price EV / NTM Adj. EBITDA2 Samoa events Other events Q / K filed  $5.09  9.1x  Nov ’25 Amended 13D filing indicating Samoa / Amelia  proposal to  acquire outstanding shares for $5.00 per share cash consideration  -  Sep-21 Jan-22 May-22 Sep-22 Jan-23 May-23 Sep-23 Jan-24 May-24 Sep-24 Jan-25 May-25 Sep-25 Feb-26  8

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  -  2.0x  4.0x  6.0x  8.0x  -  Nov-24 Feb-25 May-25  Sources: Company filings, FactSet (as of February 25, 2026), press releases, Management, Samoa 13D filings  Notes:  $1.00  $2.00  $3.00  $4.00  $5.00  Aug-25  Nov-25  Feb-26  Kona historical trading performance (cont’d)  Share price increased 73% in the following 1 month after initial 13D filing, and 335% since the  filing  Kona stock price and NTM Adj. EBITDA multiple since 1 month prior to amended 13D filing1,2  9.1x  $1.17  $5.09  $3.22  Dec ’24 Samoa files an amended  13D  indicating it may seek to further invest in or acquire  Kona  Historical NTM trading multiple (x)  Dec ’24 NYSE accepts plan to regain compliance with listing standards  Unaffected date as of December 18, 2024, the day prior to Samoa’s 13D filing  Current FDSO includes 17.6m common shares and 1.5m RSUs as of February 25, 2026, per Management. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and  value of 2.4m warrants issued to Samoa following November 15, 2025, per Management  EV / NTM Adj. EBITDA based on broker consensus estimates per FactSet (as of February 25, 2026)  Nov ’25 Amended 13D filing indicating Samoa/Amelia proposal to acquire outstanding shares for $5.00 per share cash consideration  9  1 Executive summary  Stock price ($ actuals)  Stock price EV / NTM Adj. EBITDA3 Samoa events Other events Q / K filed

 2  Overview of Standalone LTP

STRICTLY CONFIDENTIAL

2 Overview of Standalone LTP

Standalone LTP: review of key plan assumptions

Key assumptions

- **a** CaaS Connectivity revenue growth is forecasted at 8.9%, 10.9%, 9.8% and 9.9% in 2026 to 2029, respectively, reflecting a return to industry growth rates
- **b** Solutions revenue is held approximately flat throughout the forecast period, as Management prioritizes higher-margin opportunities that support recurring Connectivity revenue
- **c** Gross margin is forecasted to improve, reflecting improved vendor pricing with carriers due to higher volumes, while accounting for customer re-rates
- **d** Operating expenses are forecasted to grow ~2-3% annually, with the anticipated realization of efficiency gains
  - Management believes additional cost levers are available should revenue fall short of expectations

Selected KPIs (Standalone LTP)

Average CaaS connections (m)


YoY growth (%)
8.5%
8.9%
10.2%
12.0%
12.1%
19.8
21.5
23.7
26.6
29.8
2025A
2026E
2027E
2028E
2029E

CaaS ARPU[1]


YoY growth (%)
(9.4%)
(0.0%)
0.6%
(2.0%)
(2.0%)
$0.88
$0.88
$0.89
$0.87
$0.86
2025A
2026E
2027E
2028E
2029E

Gross margin %


YoY improvement (bps)
2bps
(4bps)
31bps
22bps
11bps
56.3%
56.3%
56.6%
56.8%
56.9%
2025A
2026E
2027E
2028E
2029E

Sources: Management, Standalone LTP
Note:
1. CaaS ARPU is calculated as the weighted average monthly revenue per user over the period

11

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL   CAGR   $m, unless noted 2023A 2024A 2025A  2026E 2027E 2028E 2029E  '23-'25 '25-'29  Total IoT Connectivity $204 $228 $225  Total IoT Solutions 73 58 61  $239 $260 $285 $313  57 58 59 60  5% 9%  (8%) (0%)  Revenue $277 $286 $286  % growth 14% 3% (0%)  $295 $318 $344 $373 2% 7%  3% 8% 8% 8%  Gross profit $149 $161 $161  % margin 54% 56% 56%  $166 $180 $196 $212 4% 7%  56% 57% 57% 57%  Adj. EBITDA $56 $53 $63  % margin 20% 19% 22%  $63 $74 $87 $100 7% 12%  21% 23% 25% 27%  (-) One-time items1  (-) Stock-based compensation (tax deductible)2 (-) Tax D&A  ($2) ($2) - -  (2) (3) (4) (4)  (24) (24) (23) (23)  EBIT  % margin  $35 $45 $59 $73  12% 14% 17% 20%  Memo:  Average CaaS connections (m)3  CaaS ARPU3,4  CapEx5  21.5 23.7 26.6 29.8 11%  $0.88 $0.89 $0.87 $0.86 (1%)  $9 $9 $10 $10 1%  Summary of Standalone LTP  Sources: Company filings, Management, Standalone LTP  Notes:  Other tax deductible expenses include integration-related costs and other one-time items  40% of stock-based compensation is tax deductible, per Management  Average CaaS Connections and ARPU based on CaaS, SuperSIM and Carrier+ revenue per user and average monthly connections  CaaS ARPU is calculated as the weighted average monthly revenue per user over the period  Inclusive of CapEx and capitalized labor  12  Overview of Standalone LTP  2

 3  Valuation perspectives

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  Overview of valuation methodologies and other references  Selected public company analysis  Selected publicly traded companies in the IoT Solutions sector  Selected Adj. EBITDA multiples applied to Kona’s 2025A and 2026E Adj. EBITDAs, based on Management and  Standalone LTP  Selected precedent acquisition transactions in the IoT Solutions sector  Analysis based on implied transaction enterprise value multiples of last twelve months (LTM) Adj. EBITDA  Selected multiples applied to Kona’s 2025A Adj. EBITDA as per Management  Selected precedent transactions analysis  Analysis of Standalone LTP  Valuation date as of December 31, 2025  Terminal multiple range of 8.0x – 10.0x  Weighted average cost of capital (WACC) range of 14.5 – 16.5%  Illustrative discounted cash flow analysis  Other references  Premia paid  analysis  Analysis of observed premia to unaffected stock price and price prior to initial Samoa Group offer on November 4, 2025, in take-private transactions and acquisitions  □ Take-private transactions include U.S. targets with transaction enterprise values above $250m since 2017  Other metrics  Kona 52-week stock trading range  Equity research analysts stock price targets  14  Sources: Standalone LTP, Wall Street research, public company filings, Management, Samoa 13D filings  Valuation perspectives  3

STRICTLY CONFIDENTIAL

3 Valuation perspectives

Assessment of valuation methodologies

Current: $5.09 | Merger Consideration: $9 25

	Methodology		Per-share value ($)[1,2,4]	Approx. implied EV[2,4]	Assumptions
Core references	Selected public company analysis	EV / 2025A Adj. EBITDA	1.10 – 11.05	$570 - 760m	EV / 2025A Adj. EBITDA multiple: 9.0x – 12.0x
		EV / 2026E Adj. EBITDA	n.m. – 4.30 (Current trading implies 10.2x '26E Adj. EBITDA[7])	$510 - 630m	EV / 2026E Adj. EBITDA multiple: 8.0x – 10.0x
	Selected precedent transactions	EV / 2025A Adj. EBITDA	1.10 – 14.35	$570 - 820m	EV / 2025A Adj. EBITDA multiple: 9.0x – 13.0x
	Illustrative discounted cash flow analysis		3.15 – 11.80	$610 - 780m	Terminal multiple range: 8.0 – 10.0x WACC range: 14.5 – 16.5% Valuation date as of December 31, 2025
Other references	Premia paid analysis	Precedent take-privates (1-day)	1.40 – 1.80 4.80 – 6.10	$580 - 580m $640 - 670m	20 – 53% (25th and 75th percentile, respectively) premia to prior closing prices of $1.17 (unaffected) and $3.98 (initial SG offer)[5]
		Precedent take-privates (30-day)	2.40 – 3.05 3.15 – 4.00	$600 - 610m $610 - 630m	22 – 56% (25th and 75th percentile, respectively) premia to close prices 30 days prior of $1.97 (unaffected) and $2.57 (initial SG offer)[5]
	Other metrics	52-week high / low	2.00 – 5.29	$590 - 650m	52-week trading high and low closing prices as of February 25, 2026
		Analyst target prices *Unaffected*[3]	1.50 – 12.00	$580 - 780m	Represents low and high of analyst target prices as of December 18, 2024; 4 contributors[6]
		Analyst target prices *Current*	5.00	$650m	Represents low and high of analyst target prices as of February 25, 2026; 2 contributors

Sources: Bloomberg (as of February 25, 2026), company filings, FactSet (as of February 25, 2026), Management, Kroll Cost of Capital Guide, Standalone LTP, U.S. Fed, Management, Agreement

Notes:

1. Rounded to nearest $0.05 except for 52-week high / low and analyst target prices
2. Per Management, fully diluted shares outstanding calculated including 17.6m common shares and 1.5m RSUs as of February 25, 2026, net debt of $274m as of December 31, 2025 and $275m in preferred (valued at 1.8x minimum return, inclusive of value of warrants issued to Samoa following November 15, 2025). EV figures are rounded to the nearest $10m
3. Unaffected date as of December 18, 2024, the day prior to Samoa's 13D filing
4. Excludes value impact of Kona's NOLs (~$2.6m of NOLs at year end 2025 with per-share value of ~$0.03, per Management)
5. Unaffected date of December 18, 2024, and close prior to initial SG offer announced on November 4, 2025
6. Includes final coverage reports from Deustche Bank (Aug-24) and Morgan Stanley (Dec-24)
7. 2026E Adj. EBITDA multiple is based on Standalone LTP

15

 4  Appendix – Valuation supplement

STRICTLY CONFIDENTIAL

A Appendix – Valuation supplement

Selected public company analysis

$m, unless noted[1, 2]	Share price ($)	%52w high	Market cap	Enterprise value	EV / Adj. EBITDA 2025E	EV / Adj. EBITDA 2026E	Revenue growth 2025E	Revenue growth 2026E	Adj. EBITDA margin 2025E	Adj. EBITDA margin 2026E
Kona Standalone LTP[3, 4]	**$5.09**	**96.2%**	**$97**	**$647**	**10.2x**	**10.2x**	**(0.0%)**	**3.3%**	**22.2%**	**21.4%**
Kona consensus[3, 4]	**$5.09**	**96.2%**	**$97**	**$647**	**10.5x**	**9.1x**	**(0.9%)**	**7.7%**	**21.7%**	**23.4%**
IoT Solutions										
Digi	$49.91	96.4%	$1,964	$2,069	18.2x	15.5x	5.3%	14.0%	25.4%	26.1%
Ituran	47.49	95.5%	945	871	9.0x	8.1x	6.7%	8.0%	26.8%	27.9%
Powerfleet	3.70	48.6%	511	753	7.7x	6.2x	22.2%	8.8%	22.0%	25.2%
Mean					**11.7x**	**9.9x**	**11.4%**	**10.2%**	**24.7%**	**26.4%**
Median					**9.0x**	**8.1x**	**6.7%**	**8.8%**	**25.4%**	**26.1%**

Sources: Public company filings, FactSet (as of February 25, 2026), Management, Standalone LTP

Notes:

1. Metrics based on median broker consensus estimate per FactSet (as of February 25, 2026), except Kona Standalone LTP
2. Digi and Powerfleet financials calendarized to Kona's fiscal year ending December 31
3. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025, per Management
4. Standalone LTP 2025 data reflects 2025 actuals per Management; Kona consensus 2025 data reflects broker consensus

17

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  A Appendix – Valuation supplement  Target  Acquiror  EV ($m)3  $200  $52  $126  $1,246  $375  $1,134  $86  $137  $1,034  Date  Sep-24  Sep-24  Oct-23  Aug-22  May-21  Apr-21  Apr-19  Mar-19  Jan-19  7.8x  2.1x  17.7x  8.0x  18.7x  6.8x  3.9x  40.9x  9.2x  22.9x  16.2x  10.0x  12.7x  Selected precedent transactions  Sources: Public company filings, press releases  Notes:  Calculated using reported synergies where available  Acquisition completed under the name I.D. Systems (rebranded as Powerfleet on October 3, 2019)  3. Shown in US$m, converted at announcement date  EV / LTM Adj. EBITDA multiples of select IoT Solutions sector transactions since 2019  (Telematics)  2  Value of synergies  15.7x  12.7x  8.9x1  7.9x1  Gross mean: 15.7x Gross median: 12.7x  Synergized mean: 8.91 Synergized median: 7.9x1  18

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  A Appendix – Valuation supplement  Illustrative discounted cash flow analysis  Projected cash flows1  $m  2026E  2027E  2028E  2029E  Terminal period2  Total revenue  $295  $318  $344  $373  $405  % growth  3.3%  7.6%  8.3%  8.4%  8.4%  Adj. EBITDA  $63  $74  $87  $100  $109  % margin  21.4%  23.4%  25.2%  26.9%  26.9%  (-) One-time items3  ($2)  ($2)  -  -  -  (-) Stock-based compensation (tax deductible)4  (2)  (3)  (4)  (4)  (4)  (-) Tax D&A  (24)  (24)  (23)  (23)  (10)  EBIT  $35  $45  $59  $73  $94  (-) Tax at 25% rate5  ($9)  ($11)  ($15)  ($18)  ($24)  NOPAT  $26  $34  $45  $55  $71  (+) Tax D&A  $24  $24  $23  $23  $10  (-) Stock-based compensation (non-tax deductible)4  (3)  (5)  (6)  (6)  (6)  (-) CapEx  (9)  (9)  (10)  (10)  (10)  (+/-) Source / (use) of NWC  (0)  (2)  (2)  (2)  (2)  Unlevered FCF  $39  $42  $50  $59  $62  Sources: Company filings, Management, Standalone LTP  Notes:  Unlevered cash flow line items based on Standalone LTP  2029E revenue growth rate applied to terminal revenue and Adj. EBITDA margin held flat  Per Management, other tax deductible expenses include integration-related costs and other one-time items  40% of SBC is tax deductible per Management. SBC treated as cash expense  25% tax rate per Standalone LTP and includes $0.2m p.a. estimated US R&D tax credits for 2026E to 2029E per Management  6. Valuation date assumed as of December 31, 2025. FDSO includes 17.6m common shares, 1.5m RSUs as of February 25, 2026, preferred stock valued at liquidation value of 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025 ($275m) per Management, senior secured note valued at principal balance ($181m), backstop notes valued at principal value ($120m), cash balance ($27m), all as of December 31, 2025, per Management. Excludes value impact of Kona's NOLs (~$2.6m of NOLs at year end 2025 with per-share value of ~$0.03, per Management)  19  WACC  8.0x  8.5x  9.0x  9.5x  10.0x  8.0x  8.5x  9.0x  9.5x  10.0x  8.0x  8.5x  9.0x  9.5x  10.0x  14.5%  $649  $680  $712  $743  $775  78%  79%  80%  81%  82%  $5.19  $6.84  $8.50  $10.15  $11.81  15.0%  639  670  701  732  763  78%  79%  80%  81%  81%  4.67  6.29  7.92  9.54  11.17  15.5%  629  659  690  720  751  78%  79%  80%  81%  81%  4.15  5.75  7.35  8.95  10.55  16.0%  619  649  679  709  739  78%  79%  80%  80%  81%  3.65  5.22  6.79  8.36  9.94  16.5%  610  639  669  698  728  77%  78%  79%  80%  81%  3.16  4.71  6.25  7.79  9.34  Enterprise value ($m)  PV of terminal value as % of EV  Implied share price  at terminal multiple of6  at terminal multiple of6  at terminal multiple of6

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Illustrative discounted cash flow analysis sensitivity

DCF sensitivity to various operating assumptions

Item	Standalone LTP assumption	Sensitivity range	Implied per-share midpoint DCF range[1]
Avg. CaaS connections (% CAGR)[2]	■ Average CaaS connections reach 29.8m by 2029 ■ 2025–2029 CAGR of 11%	9% — 11% — 13%	$3.15 – $12.88
Solutions (% CAGR)[2]	■ IoT Solutions has (0.3%) CAGR across 2025 to 2029	(5%) — (0.3%) — 5%	$5.08 – $10.40
Gross margin (% +/-)	■ Gross margin increases from 56.3% in 2025 to 56.9% in 2029	56.3%[3] — 56.9% — 57.9%[3]	$6.48 – $8.81
Terminal Adj. EBITDA margin	■ Adj. EBITDA margin increases from 22.2% in 2025 to 26.9% in 2029	21.4%[4] — 26.9% — 27.9%[4]	$1.45 – $8.42

TMM Base DCF midpoint: $7.35

Sources: Company filings, Management, Standalone LTP

Notes:

1. Sensitivity analyses vs. Standalone LTP. Valuation date assumed as of December 31, 2025. FDSO includes 17.6m common shares and 1.5m RSUs as of February 25, 2026, per Management. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025, per Management. Assumes WACC of 15.5% and terminal multiple midpoint of 9.0x. Excludes value impact of Kona's NOLs (~$2.6m of NOLs at year end 2025 with per-share value of ~$0.03, per Management)
2. 2025A to 2029E CAGR
3. 56.3% represents 2025A gross margin per Management. 57.9% represents 2029E Standalone LTP gross margin +1%
4. 21.4% represents 2026E Standalone LTP Adj. EBITDA margin and 27.9% represents 2029E Standalone LTP Adj. EBITDA margin +1%

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Weighted average cost of capital (WACC)

Implied WACC

Gross debt / capital[1]	Gross debt / equity	Pre-tax cost of debt	Implied levered beta given unlevered beta of			Implied cost of equity given unlevered beta of			Implied WACC given unlevered beta of		
			1.00	1.18	1.30	1.00	1.18	1.30	1.00	1.18	1.30
10.0%	11.1%	9.7%	1.08	1.27	1.41	15.1%	16.4%	17.3%	14.3%	15.5%	16.3%
15.0%	17.6%	9.7%	1.13	1.33	1.47	15.4%	16.8%	17.7%	14.2%	15.3%	16.2%
20.0%	25.0%	9.7%	1.19	1.40	1.54	15.8%	17.2%	18.2%	14.1%	15.2%	16.0%
25.0%	33.3%	9.7%	1.25	1.47	1.63	16.2%	17.7%	18.8%	14.0%	15.1%	15.9%
30.0%	42.9%	9.7%	1.32	1.55	1.72	16.7%	18.3%	19.4%	13.9%	15.0%	15.8%

Cost of equity

Risk-free rate[2]	4.6%
Levered beta	1.40
Equity risk premium[3]	6.8%
Size premium[4]	3.0%
Size premium	**17.2%**

Cost of debt

Cost of debt (pre-tax)[5]	9.7%
Tax shield[6]	(2.4%)
Cost of debt (post-tax)	**7.3%**

Selected public company beta analysis

Peer	Market cap ($m)	Debt ($m)	Pref. eq. ($m)	Debt / cap[7]	Debt / equity[7]	Tax rate (%)	Beta: Levered[8]	Beta: Unlevered	Beta: Relevered
Digi	$1,964	$136	-	6%	7%	25%	1.16	1.11	1.31
Powerfleet	511	277	-	35%	54%	25%	2.12	1.51	1.79
Ituran	945	-	-	-	-	25%	0.92	0.92	1.09
25th percentile				**14%**			**1.04**	**1.01**	
Median				**21%**			**1.16**	**1.11**	
Mean				**21%**			**1.40**	**1.18**	
75th percentile				**28%**			**1.64**	**1.31**	
Kona	$97[9]	$301[9]	$275[10]	86%[10]	592%[10]	25%	0.12	n.m.[11]	n.m.[11]

Sources: Company filings, Bloomberg, FactSet (as of February 25, 2026), Kroll Cost of Capital Guide, U.S. Federal Reserve, Management

Notes:
1. Informed by the range of the peer references as well as capital markets outlook
2. Based on current yield on 20-year U.S. Treasury (as of February 25, 2026)
3. Based on the average of Kroll's Supply-side ERP methodology (6.3%) and Historical ERP methodology (7.4%) per Kroll's Cost of Capital Guide (as of December 31, 2025)
4. Based on size premia analysis per Kroll's Cost of Capital Guide (average of 9th and 10th decile, as of December 31, 2025) based on target capital structure of 20% gross debt / capital, respectively
5. Based on 600bps on latest 3-month SOFR (as of February 25, 2026)
6. 25% tax rate per Management
7. Debt / capital and debt / equity interquartile range and mean exclude Ituran
8. Based on peer mean 2-year adjusted historical beta (weekly periodicity, regressed against S&P 500) per Bloomberg (as of February 25, 2026)
9. Kona share price as of February 25, 2026; balance sheet as of December 31, 2025, per Management; FDSO includes 17.6m common shares and 1.5m RSUs as of February 25, 2026, per Management
10. Illustratively includes preferred stock as debt-like item. Preferred equity redeemed at 1.8x minimum return inclusive of accumulated PIK interest and value of 2.4m warrants issued to Samoa following November 15, 2025, per Management
11. Not meaningful as R-squared is 0.001

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STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  20%  32%  44%  53%  94%  25th percentile  Median  Mean  75th percentile 90th percentile  22%  36%  42%  56%  81%  25th percentile  Median  Mean  75th percentile 90th percentile  Premia paid analysis  Share price premium 30-day1  Source: Refinitiv  Notes:  Analysis includes 172 take-private transactions since 2017 with EV values greater than $250m, excludes target businesses in financial services, real estate, energy, biotechnology and pharmaceutical sectors  Unaffected date as of December 18, 2024, the day prior to Samoa’s 13D filing  Share price as of November 3, 2025, the day prior to the public announcement of the initial Samoa Group offer  22  A Appendix – Valuation supplement  $2.84  $2.61  $3.05  $3.83  $2.40  $2.57 30-day prior to initial Samoa Group offer3:  $3.09  $3.71  $3.40  $3.94  $5.00  Implied Kona share price based on:  $1.97 30-day prior to unaffected2:  $1.40  $1.68  $1.54  $1.80  $2.27  $4.78  $5.74  $5.27  $6.11  $7.74  Implied Kona share price based on:  $1.17 unaffected price2:  $3.98 close prior to initial Samoa Group offer3:  Share price premium 1-day1

 STRICTLY CONFIDENTIAL  STRICTLY CONFIDENTIAL  $ / share  Oct-21  Jul-22  Feb-24  Feb-25  Feb-26  Average target price  $87.50  $50.50  $12.50  $7.25  $5.00  % Premium 2  118.8%  271.3%  129.4%  197.7%  (1.8%)  –  $20.00  $40.00  $60.00  -  20%  40%  60%  80%  100%  Oct-21  Aug-22  Dec-25  Buy  Hold  Jun-23 Apr-24 Feb-25  Sell Share price  Target price  $5.00  $5.00  $12.00  $2.50  $3.00  $1.50  Discontinued coverage  Analyst price targets  Analyst sentiment since 2021 de-SPAC1  Analyst price targets  1  2  Number of broker recommendations  4 4 2  Average target price over time1  Sources: FactSet (as of February 25, 2026), Wall Street research  Notes:  Target prices based on 100-day consensus window adjusted for 1:5 reverse stock split  % Premium based on date of the median broker consensus price at the time  3. Unaffected date as of December 18, 2024, the day prior to Samoa’s amended 13D filing  Price target as of 11/13/25  Price target as of 11/13/25  Final coverage 12/13/24  Final coverage 08/15/24  Current price target  Price target as of unaffected date3 Price target as of final coverage  23  A Appendix – Valuation supplement  Feb-26